Exhibit 99.1

       Porter Bancorp Signs Agreement to Acquire Lexington Bank

    $75 Million Bank to Accelerate Penetration of Lexington Market


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 25, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that its subsidiary PBI Bank signed a definitive agreement to acquire Paramount Bank in Lexington, Kentucky. Paramount Bank is a division of SCB Bank, the bank subsidiary of Blue River Bancshares, Inc. (OTC: BRBI) of Shelbyville, Indiana. Paramount has approximately $75 million in assets. The acquisition is valued at approximately $5 million and will be paid in cash. The proposed acquisition is expected to close at the beginning of the first quarter of 2008.

    "The proposed acquisition of Paramount Bank will accelerate our penetration into the fast-growing Lexington market," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "Paramount has a great office location in Lexington that will provide us with a prominent presence in this market. The new branch will also be a strong compliment to the office we opened in Lexington in June of this year."

    Since July 2007, Paramount was operated as a division of SCB Bank. It previously operated as a stand-alone federal savings association. The branch is located in the Lexington-Fayette County MSA, one of the fastest growing markets in the state.

    "We expect the Paramount acquisition to provide Porter with a significant jump start to our continued development in this excellent market," continued Ms. Bouvette. "Lexington is the second largest city in the state and is a major hub for manufacturing, technology oriented companies and education, which provides a very diversified economy."

    Lexington, Kentucky is located at the intersection of Interstates 64 and 75. Major employers include the University of Kentucky, the largest employer in the MSA, Toyota and Lexmark. The area is noted as the "Horse Capital of the World" and is home to Kentucky Horse Park and the national headquarters to 14 equine associations. Lexington will play host to the World Equestrian Games in 2010. Lexington has a population of approximately 275,000 and is ranked as the 68th largest city in the U.S. MSA deposits are estimated to exceed $7 billion.

    Frost Brown Todd LLC served as legal adviser to Porter Bancorp.

    Russell Breeden III, Chairman, CEO and President of Blue River, said, "Although we will miss our colleagues, clients and friends in Lexington, this transaction is financially very attractive for our shareholders. At this time we do not have specific plans in place for the sale proceeds; however, we do have several attractive alternatives which may continue to enhance our shareholder value, such as additional stock repurchases, extra cash dividends and investment in publicly traded stocks of financial institutions, in Indiana and elsewhere, which are near book value or at otherwise historically low valuations. We are excited to continue our analysis of these, and possibly other options. Finally, I would like to thank our Investment Banker, Performance Trust Capital Partners, LLC, and our Attorneys at Krieg DeVault, LLP for their valuable advice and counsel."

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.2 billion in assets as of September 30, 2007. Through Porter's subsidiary PBI Bank, it operates banking offices in Louisville and 17 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    About Blue River Bancshares, Inc.

    Blue River Bancshares is the holding company for SCB Bank, a federal savings association with banking offices in Shelby County, Indiana and the surrounding communities and in Lexington, Kentucky.

    Forward-Looking Statements

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.

    Certain statements in this press release relating Blue River Bancshares, Inc. and SCB Bank constitute forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of Blue River Bancshares' management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of the control of Blue River Bancshares. Blue River Bancshares' actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes and other factors that may be beyond the control of Blue River Bancshares.

    PBIB-F PBIB-G

    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, 502-499-4800
             President and CEO
             or
             Blue River Bancshares, Inc.
             Russell Breeden, III, 317-398-9721
             Chairman, CEO and President